Exhibit 99.1

TERM LOAN AGREEMENT

dated as of September 24, 2010

among

ATP TITAN LLC,

as the Borrower,

CLMG CORP.,

as Agent,

and

The Lenders Party Hereto

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Commitments
Annex II	Amortization Schedule

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Form of Mortgage
Exhibit C-2	Form of Security Agreement
Exhibit C-3	Form of Pledge Agreement
Exhibit C-4	Form of Deposit Account Control Agreement
Exhibit C-5	Form of Consent and Acknowledgment
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Assignment and Assumption
Exhibit F	Terms of Subordination

Schedule 4.12	Insurance

THIS TERM LOAN AGREEMENT (this “Agreement,” as it may be amended or modified from time to time as provided below) dated as of September 24, 2010, is among ATP Titan LLC, a Delaware limited liability company (the “Borrower”), each of the Lenders from time to time party hereto and CLMG Corp., as Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

RECITALS

WHEREAS, ATP Oil and Gas Corporation, a Texas corporation (“ATP”), ATP Titan Holdco LLC, a Delaware limited liability company (“Titan Holdco”), and the Borrower have entered into that certain Contribution Agreement dated as of September 24, 2010 (the “Contribution Agreement”), pursuant to which ATP has contributed to Titan Holdco, and Titan Holdco has contributed to the Borrower (collectively, the “Contribution”), a multi-column, deep draft, floating drilling and production platform commonly known as the ATP Titan (the “ATP Titan”), certain moorings and related equipment associated with the ATP Titan (the “Moorings”), certain pipelines and related rights of way and equipment (the “Pipeline Assets”), certain rights under contracts related to the Platform, Moorings and Pipeline Assets, and other related rights, permits, licenses, spare parts, equipment and other property,. in each case as more fully described on Exhibit A to the Contribution Agreement (collectively, the “Titan Assets”);

WHEREAS, the Borrower has requested that the Lenders provide term loans in an aggregate stated principal amount of up to $350,000,000 to the Borrower secured by all of the properties of the Borrower, including the assets described above;

WHEREAS, the Borrower has entered into an Offshore Platform Use Agreement with ATP (the “Platform Use Agreement”), which provides for the use of the ATP Titan, undersea pipelines and related assets by ATP and for the payment of a use fee from ATP to the Borrower in respect of such use;

WHEREAS, the Lenders have agreed to make these loans subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the Borrower, the Agent and the Lenders, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Certain Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms have the meanings specified below:

“Additional Loans” is defined in Section 2.03(b).

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Administrative Services Agreement” means the Administrative Services Agreement dated as of September 24, 2010 between ATP and the Borrower.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “controlling” and “controlled” have correlative meanings.

“Agent” is defined in the introduction to this Agreement.

“Aggregate Commitments” means the sum of the Commitments.

“Agreement” is defined in the introduction above.

“Applicable Law” means, for any Person, property or circumstance, any Law applicable to that Person, property or circumstance.

“Applicable Margin” means 8%.

“Applicable Percentage” means, with respect to any Lender, the ratio of that Lender’s Commitment to the Aggregate Commitments.

“Appraiser” means Duff & Phelps Corporation or any successor as the appraiser for the Lenders designated by the Majority Lenders.

“Approval Date” is defined in Section 2.03(c)(ii).

“Asset Sale” means any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback) of any property by the Borrower, excluding sales of obsolete or unused equipment or supplies in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(a)), and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent.

“ATP” is defined in the recitals to this Agreement.

“ATP Credit Agreement” means that certain Credit Agreement dated as of June 18, 2010 among ATP Oil & Gas Corporation, as Borrower, Credit Suisse AG, as Administrative Agent and Collateral Agent and the lenders party thereto from time to time.

“ATP Credit Documents” means the ATP Credit Agreement, the other “Loan Documents” (as defined in the ATP Credit Agreement), the ATP Indenture and the other “Second-Lien Notes Documents” (as defined in the ATP Indenture).

“ATP Indenture” means that certain Indenture dated as of April 23, 2010 between ATP Oil & Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent.

“ATP Secured Parties” means (i) the “Lenders” and the “Agents” under and as defined in the ATP Credit Agreement and (ii) the “Collateral Agent” under and as defined in the ATP Indenture.

“ATP Titan” is defined in the recitals to this Agreement.

“Availability Period” is defined in Section 2.03(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“BOEM” means the Bureau of Ocean Energy Management, Regulation, and Enforcement of the United States Department of the Interior or any Governmental Authority succeeding to its authority. References to “BOEM” include, as applicable, reference to the Minerals Management Service as BOEM’s predecessor or any other entity which succeeds to any functions or duties of either the Mineral Management Service or BOEM.

“Borrower” is defined in the introduction to this Agreement.

“Borrower LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of September 24, 2010.

“Borrowing Request” means a request by the Borrower for Additional Loans in accordance with Section 2.03.

“Borrowing Request Amount” means the amount of the Additional Loan requested by the Borrower in the applicable Borrowing Request.

“Business Day” means any day that is not a Saturday, Sunday or other day on which national banks are authorized or required by Law to remain closed; provided, however, for the purposes of determining the LIBO Rate, the term “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of that Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any of the Properties.

A “Change in Control” shall be deemed to have occurred if (a) ATP fails to own directly Equity Interests having more than 50% of the ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of Titan Holdco and entitled to more than 50% of the capital accounts, distribution rights and other economic rights; (b) Titan Holdco fails to own directly Equity Interests having more than 50% of the ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of Borrower and entitled to more than 50% of the capital accounts, distribution rights and other economic rights; (c) ATP fails to own, directly or through Equity Interests in Titan Holdco, Equity Interests having more than 50% of the ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of Borrower and entitled to more than 50% of the capital accounts, distribution rights and other economic rights; (d) any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) acquires, directly or indirectly, beneficially or of record, Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ATP, (e) the majority of the seats (other than vacant seats) on the board of directors of ATP are occupied by Persons who were neither (i) nominated by the board of directors of ATP nor (ii) appointed by directors so nominated; (f) ATP ceases to be recognized by BOEM as the operator of the Telemark Hub; or (e) in any calendar quarter, less than 35% of the oil, gas and other hydrocarbons processed by the Titan Assets is produced from interests in OCS oil and gas leasehold interests owned by ATP, including within such interests owned by ATP for purposes of this calculation hydrocarbons attributable to the net profit interests and overriding royalty interests listed on Exhibit A to the Platform Use Agreement to the extent that they burden the interests in the OCS oil and gas leasehold interests owned by ATP.

“Change in Control Notice” is defined in Section 2.10(b).

“Change in Law” means (a) the adoption of any Law, rule or regulation after the date of this Agreement, (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing” means the occurrence of the advance of the Initial Loan under this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to any Lender, the amount set forth opposite that Lender’s name on Annex I under the caption “Commitment,” plus the original principal amount of any Additional Loan that Lender or its predecessor has made as provided in Section 2.03(c), as it may be modified from time to time pursuant to any assignment permitted by Section 9.04(a).

“Consent and Acknowledgment” means a Consent and Acknowledgment substantially in the form of Exhibit C-5.

“Continuing Lender” is defined in Section 2.10(c).

“Contribution” is defined in the recitals to this Agreement.

“Contribution Agreement” is defined in the recitals to this Agreement.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement substantially in the form of Exhibit C-4.

“Development Plan” has the meaning given to that term in the Platform Use Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Election Date” is defined in Section 2.10(b).

“Environmental Laws” means any and all Laws pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower is conducting, or at any time has conducted, business, or where the Properties are or have been located, used or operated, including the Oil Pollution Act of 1990, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Law and other environmental conservation or protection Laws.

“Environmental Permit” means any Permit required by or issued under any Environmental Law.

“Equity Interests” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued under ERISA, with respect to a Plan (other than event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to that Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, or (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or ATP or any of their Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or ATP or any of their Subsidiaries could otherwise be liable.

“Event of Default” is defined in Section 7.01.

“Event of Total Loss” has the meaning given to that term in the Platform Use Agreement.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, customs authorities’ or other like Liens arising by operation of Law in the ordinary course of business, but not including any such Liens arising in connection with the fabrication or installation of the Titan Assets, each of which is in respect of obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired, (d) Liens arising solely by virtue of any statutory or common-law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower to provide collateral to the depository institution; and (e) the Liens granted in favor of the Agent and the Lenders securing the Obligations; provided, however, that a Lien described in clauses (a), (b), (c) and (d) is not an “Excepted Lien” from and after the time (if any) that foreclosure or execution on the Lien occurs, a court authorizes such a foreclosure or execution, or formal steps are taken under nonjudicial or executory process to foreclose or execute on the Lien or other action is taken that, in either case, materially interferes with the ownership, possession, use or operation of the property subject to the Lien; provided, further, that no intention to subordinate the first-priority Lien granted in favor of the Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any other such Excepted Liens.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) by its net income any Governmental Authority under the Laws of which the recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by any Governmental Authority or any similar Tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(a)), any withholding Tax that is imposed on amounts payable to the Foreign Lender at the time the Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to the Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that the Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17(a) or Section 2.17(b).

“Fee Letter” means that certain Fee Letter between the Borrower and the Agent dated as of September 24, 2010.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction outside of the United States of America.

“Funding Date” means the date on which any advance of the Loans pursuant to Section 2.02 occurs.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.03.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of either, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under Laws applicable to that Lender that are presently in effect or, to the extent allowed by Law, under such Applicable Laws that in the future may be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws allow as of the date of this Agreement.

“Indebtedness” means, for any Person, any of the following or, if applicable, the sum of the following (without duplication): (a) all obligations for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of that Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any property of that Person, whether or not that Indebtedness is assumed by that Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by that Person or in which that Person otherwise assures a creditor against loss of the Indebtedness (howsoever that assurance shall be made) to the extent of the lesser of the amount of that Indebtedness and the maximum stated amount of that guarantee or assurance against loss; (h) all obligations or undertakings of that Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or property of others; (i) obligations to deliver commodities, goods or services, including hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if those goods or services are not actually received or utilized by that Person; (k) any Indebtedness (as defined in the other clauses of this definition) of a partnership for which that Person is liable either by agreement, by operation of Law or by a Law but only to the extent of that liability; and (l) the undischarged balance of any production payment created by that Person or for the creation of which that Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of that Person of the character described above to the extent that Person remains legally liable in respect of that obligation notwithstanding that any such obligation is not included as a liability of that Person under GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 9.03(b).

“Independent Engineer” means R.W. Beck, Inc. or any successor as independent engineer to the Lenders designated by the Majority Lenders.

“Initial Lender” means Beal Bank Nevada.

“Initial Loan” is defined in Section 2.03(a).

“Insurance Advisor” means Moore-McNeil LLC or any successor as insurance advisor to the Lenders designated by the Majority Lenders.

“Interest Period” for any Loan means (a) the period commencing on and including the Funding Date for that Loan and ending on and including the first Quarterly Payment Date occurring after that Funding Date, and (b) each period commencing on and including the day immediately following a Quarterly Payment Date and ending on and including the next succeeding Quarterly Payment Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell that property to that Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by that Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of property of another Person that constitutes a business unit, or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to that Person.

“Law” means any statute, law, treaty, rule, code, ordinance, requirement, rule, regulation, Permit, franchise, rule of common law, authorization, directive, certificate, or other requirement of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority, and includes any and all Environmental Laws.

“Lender” means any Person listed on Annex I and any Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party to this Agreement as a Lender pursuant to an Assignment and Assumption.

“Lending Notice” is defined in Section 2.03(c)(ii).

“Lending Notice Amount” is defined in Section 2.03(c)(ii).

“LIBO Rate” means, for any Interest Period, the greater of (a) 0.75% and (b) the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service as determined by the Agent in its sole discretion from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity of three months. If that rate is not available at that time for any reason, then the “LIBO Rate” with respect to that Interest Period shall be the greater of (a) 0.75% and (b) the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits for a maturity of three months are offered by the principal London office of a major bank selected by the Agent in its sole discretion in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day prior to the commencement of such Interest Period.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether that interest is based on the common law, statute or contract, and whether that obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” includes easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Fee Letter, the Consents and Acknowledgments and the Lender and Choice of Law Acknowledgment between the Borrower and the Initial Lender dated as of September 24, 2010.

“Loan” means any of the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means (a) at any time while no Loans are outstanding, Lenders having more than 50% of the Aggregate Commitments and (b) at any time while any Loans are outstanding, Lenders holding more than 50% of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 9.04(c)), which in the case of each of (a) and (b) shall include the Initial Lender (so long as it remains a Lender); provided, however, that the Commitments and the principal amount of the Loans held by the Borrower, Titan Holdco, ATP or any of its Affiliates (if any) shall be excluded from the determination of Majority Lenders.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower, including any such change in or effect on ATP and/or its Subsidiaries that may have such a change in, or effect on, the foregoing with respect to the Borrower, (b) the ability of the Borrower, Titan Holdco or ATP to perform any of its obligations under any Transaction Document, (c) the validity or enforceability of any Transaction Document or (d) the rights and remedies of or benefits available to the Agent or any Lender under any Loan Document.

“Maturity Date” means September 24, 2017.

“Mortgage” means an Act of Mortgage, Security Agreement, Financing Statement and Fixture Filing substantially in the form of Exhibit C-1.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” relating to any Asset Sale means the cash proceeds received by the Borrower (including cash proceeds subsequently received (as and when received by the Borrower) in respect of non-cash consideration initially received) net of selling expenses approved by the Agent.

“Non-Recourse Party” is defined in Section 9.15.

“Note” means any of the promissory notes of the Borrower described in Section 2.02(c) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements.

“Obligations” means any and all amounts owing or to be owing by the Borrower (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Agent or any Lender under any Loan Document; and all renewals, extensions and/or rearrangements of any of the above.

“Operative Documents” means the Contribution Agreement, the Titan Holdco LLC Agreement, the Borrower LLC Agreement, the Platform Use Agreement, the Administrative Services Agreement and any agreements with ATP or its Affiliates entered into under the terms of the Titan Holdco LLC Agreement or the Borrower LLC Agreement, and the Agreement Regarding Partial Assignment of Contract Rights dated as of September 24, 2010 between ATP, Titan Holdco and Owner, but excluding any Loan Documents.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” is defined in Section 9.04(c)(i).

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permit” means any permit, registration, license, notice, approval, consent, exemption, variance or other authorization required or issued by any Governmental Authority or otherwise under any Law.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Engineer” means Cawley, Gillespie & Associates, Inc., or any successor as petroleum consultants to the Lenders designation by the Majority Lenders.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform Use Agreement” is defined in the recitals to this Agreement.

“Pledge Agreement” means a Pledge Agreement to be entered into by Titan Holdco in favor of the Agent substantially in the form of Exhibit C-3.

“Prepayment Fee” is defined in Section 2.09(c).

“Prohibited Transferee” means (a) any Person that is an OCS operator or a direct or an indirect Subsidiary of an OCS operator or (b) any other Affiliate of an OCS operator. As used in this definition, “OCS operator” means a Person that is designated with the Minerals Management Service of the United States Department of the Interior or any Governmental Authority succeeding to its authority as an operator of any leases in the Gulf of Mexico, OCS Region.

“Properties” means the “Titan Assets” (as defined in the Contribution Agreement), all Permits, bonds, licenses, leases, easements, approvals, insurance and contracts of the Borrower or to which the Borrower is a party, all cash, accounts, documents, chattel paper, instruments, commercial tort claims, deposit accounts, investment property and general intangibles of the Borrower, and all other assets and property of the Borrower.

“Prudent Industry Practice” means, as of any time, (a) the practices, methods and acts engaged in or approved by most reputable participants in the oil and gas exploration, development and production industry in the general area of the Gulf of Mexico in which the particular operation or practice is occurring, or (b) with respect to any matter to which clause (a) does not apply, the practices, methods and acts that, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and timeliness, and in any case under clause (a) or (b), in compliance with Applicable Law and in compliance with the requirements of any material applicable warranties.

“Quarterly Payment Date” means the dates specified as Quarterly Payment Dates in Annex II.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Register” is defined in Section 9.04(b)(iv).

“Regulations D, T, U and X” means Regulations D, T, U and X of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, its Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of it and its Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” means any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations relating to a Release or threatened Release of Hazardous Materials.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of that Person. Unless otherwise specified, all references to a Responsible Officer shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, but excluding dividends or other distributions paid solely in equity securities that do not result in a Change in Control) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit C-2.

“Security Documents” means the Mortgage, the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreement, and any and all other agreements, financing statements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement and the other Loan Documents.

“Specifications” has the meaning given to that term in the Contribution Agreement.

“Specified Debt” means any Indebtedness of the Borrower or Titan Holdco, other than the Obligations and any Subordinated Debt permitted by this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) (expressed as a decimal) established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). These reserve percentages shall include those imposed pursuant to Regulation D of the Board. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness of the Borrower or Titan Holdco that complies with the terms of subordination attached to this Agreement as Exhibit F or otherwise approved by the Agent in its sole discretion.

“Subsidiary” of any Person means any other Person of which (a) more than 50% of the total ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of that Person (or Persons performing similar functions) or (b) more than 50% of the capital accounts, distribution rights or general or limited partner interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Telemark Hub” has the meaning given to that term in the Platform Use Agreement.

“Titan Assets” has the meaning given to that term in the Contribution Agreement.

“Titan Holdco” is defined in the recitals to this Agreement.

“Titan Holdco LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Titan Holdco, dated as of September 24, 2010.

“Transaction Documents” means the Loan Documents and the Operative Documents.

“Transactions” means the execution, delivery and performance of this Agreement and each other Transaction Document by each party to those documents, the Contribution, the borrowing of Loans, the use of the proceeds thereof, and the grant of Liens by the Borrower on the Properties and the pledge by Titan Holdco of the Equity Interests of the Borrower pursuant to the Security Documents.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally; Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to that agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on amendments, supplements or modifications set forth in the Loan Documents), (b) any reference to any Law shall be construed as referring to that Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference to any Person shall be construed to include that Person’s successors and assigns (without limiting the restrictions contained in the Loan Documents), (d) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” (e) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (f) the terms “knowledge,” “to the knowledge of,” or similar terms mean matters with in the actual knowledge of a Responsible Officer, the Chief Accounting Officer, the Chief Operating Officer, the Associate General Counsel or any other individual with a title or position similar or corresponding to the foregoing of the Borrower or its Affiliates. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because that Person or its legal representative drafted that provision.

Section 1.03 Accounting Terms and Determinations; GAAP. Unless otherwise specified in this Agreement, all accounting terms used in the Loan Documents shall be interpreted, all determinations with respect to accounting matters under the Loan Documents shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders under the Loan Documents shall be prepared, in accordance with GAAP, except for changes in which the Borrower’s independent certified public accountants concur and that are disclosed to Agent; provided, however, for the purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, the Obligations), any original issue discount with respect to that Indebtedness shall not be deducted in determining the outstanding amount of that Indebtedness.

ARTICLE II

THE LOANS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, each Lender agrees, severally and not jointly, to make Loans to the Borrower in the stated principal amount up to the aggregate equal to its Commitment, subject to the original issue discount provided in Section 2.02(b) and the provisions of Section 2.03(b) and (c).

Section 2.02 Funding.

(a) General; Several Obligations. Subject to the provisions of Section 2.03(c)(iii), each Loan made to the Borrower under this Agreement shall consist of Loans made by the Lenders ratably in accordance with their respective Commitments. Amounts paid or prepaid in respect of the Loans may not be reborrowed. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations under this Agreement; provided, however, that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Funding by Lenders. Each Lender shall make its Loan on the applicable Funding Date by wire transfer of an amount equal to its pro rata share of the aggregate Loans to be made to the Borrower on that Funding Date, minus an original issue discount of 4.5% of its Commitment to be retained by that Lender, in immediately available funds by 11:00 a.m., Las Vegas, Nevada time, to the account of the Agent most recently designated by the Agent for that purpose by notice to the Lenders. The Agent will make the Loans available to the Borrower by promptly crediting the amounts so received (net of the original issue discount so retained), in like funds, to an account of the Borrower designated by the Borrower to the Agent. Nothing in the Loan Documents shall be deemed to obligate any Lender to obtain the funds for its Loan made to the Borrower on that date, in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan made to the Borrower on that date, in any particular place or manner. Notwithstanding anything in the Loan Documents to the contrary, all Loans made under this Section 2.02(b) shall be deemed to have been made in an amount equal to their corresponding pro-rata share of the applicable Loan, and all calculations under this Agreement shall be without regard to any original issue discount.

(c) Presumption of Funding by the Lenders. Unless the Agent shall have received notice from a Lender prior to a Funding Date that the Lender will not make available to the Agent the Lender’s share of the Loans on that Funding Date, the Agent may assume that that Lender has made that share available on that date in accordance with Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In the event a Lender has not in fact made its share of the Loans available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand the amount so made available, with interest, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of the applicable Lender, the greater of the LIBO Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Adjusted LIBO Rate plus the Applicable Margin. If the applicable Lender pays that amount to the Agent, then that amount shall constitute that Lender’s Loan.

Section 2.03 Borrowing Procedure.

(a) Initial Advance. At the Closing, the Lenders shall make a Loan to the Borrower in the amount of $150,000,000 (the “Initial Loan”) consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.

(b) Subsequent Advances. The Borrower may request additional Loans (each, an “Additional Loan”) consisting of Loans made by the Lenders ratably in accordance with their respective Commitments, in the amounts and at the times as follows:

(i) after the well designated as of the date of this Agreement as MC-941-3 has been completed and has been producing in paying quantities for a period after completion sufficient to demonstrate the production of that well (but in no event less than 30 consecutive days with no more than five days in which production does not occur), $100,000,000;

(ii) provided the amount in clause (i) above has been advanced to the Borrower, after the well designated as of the date of this Agreement as MC-941-4 has been completed and has been producing in paying quantities for a period after completion sufficient to demonstrate the production of that well (but in no event less than 30 consecutive days with no more than five days in which production does not occur), $50,000,000; and

(iii) provided the amounts in clauses (i) and (ii) have been advanced to the Borrower, after the well designated as of the date of this Agreement as MC-942-2 has been completed and has been producing in paying quantities for a period after completion sufficient to demonstrate the production of that well (but in no event less than 30 consecutive days with no more than five days in which production does not occur), $50,000,000;

provided, however, that the Borrower may request an Additional Loan only if the proposed Funding Date for that Additional Loan is in the period beginning on the day that Closing occurs and ending on the day that is 14 months from the day that Closing occurs (such period as extended by Majority Lenders in their sole discretion, the “Availability Period”).

(c) Borrowing Request; Approval of Additional Loan.

(i) To request an Additional Loan, the Borrower shall deliver a duly completed and executed Borrowing Request to the Agent not later than 9:00 a.m., Las Vegas, Nevada time, on the 15th day prior to the proposed Funding Date for that Additional Loan. The Borrowing Request may not be delivered until the conditions set forth in Section 3.02(b), (c), (d) and (e) have been satisfied or waived in accordance with Section 9.02 (other than those conditions that, by their nature, are satisfied at the time of funding of the Additional Loan). The Borrowing Request shall be substantially in the form of Exhibit D, shall be dated as of the proposed Funding Date, which date shall be a Business Day, shall be certified by a Responsible Officer and shall be irrevocable.

(ii) (A) Upon receipt of a Borrowing Request for the Additional Loan described in Section 2.03(b)(i), the Agent shall promptly send a copy of that Borrowing Request to each Lender, and each Lender, acting in its sole discretion, no later than (1) three Business Days prior to the proposed funding date if the Borrowing Request is issued on or after the date (such date, the “Approval Date”) that the Agent has received evidence satisfactory to it that Shell Pipeline Company LP’s approval as described in Section 4.4(c)(ii) of the Contribution Agreement, and BOEM approval of the modification to the Gas Pipeline ROW as described in Section 4.4(c)(iii) of the Contribution Agreement, have been obtained, or (2) if the Borrowing Request is issued prior to the occurrence of the Approval Date, the date that is the earlier of (x) the date that is five Business Days after the occurrence of the Approval Date and (y) 90 days from the date of the Initial Loan, may notify the Agent and the Borrower (its “Lending Notice”) of the total amount of that Additional Loan it is willing to advance to the Borrower (the “Lending Notice Amount”). Any Lender that has not provided a Lending Notice with a positive Lending Notice Amount to Agent within the period just specified shall be deemed to have declined to make that Additional Loan.

(B) Upon receipt of a Borrowing Request for Additional Loans described in Section 2.03(b)(ii) or (iii), the Agent shall promptly send a copy of that Borrowing Request to each Lender, and each Lender, no later than the date that is three Business Days prior to the proposed Funding Date and in its sole discretion, may deliver to the Agent a Lending Notice setting forth its Lending Notice Amount. Any Lender that has not provided a Lending Notice with a positive Lending Notice Amount to Agent within the period just specified shall be deemed to have declined to make that Additional Loan.

(iii) Subject to the provisions of clauses (iv) and (v) below, each Lender will make a Loan to the Borrower in accordance with the provisions of Section 2.02(b) in an amount equal to its Lending Notice Amount; provided, however, that if the aggregate amount of Lending Notice Amounts for all Lenders is greater than the Borrowing Notice Amount, each Lender that has provided a Lending Notice with a positive Lending Notice Amount with regard to the Additional Loan in question shall make an Additional Loan to the Borrower in an amount equal to the sum of:

(A) the lesser of (1) its Applicable Percentage of the Borrowing Request Amount and (2) its Lending Notice Amount, plus

(B) for each Lender whose Lending Notice Amount exceeds its Applicable Percentage of the Borrowing Request Amount, the product of (1) the ratio of (x) that excess for that Lender to (y) the sum of all such excess amounts for all such Lenders multiplied by (2) the remainder of (x) the sum of the Lending Notice Amounts for all Lenders minus (y) the sum of the amounts in clause (A) above for all Lenders.

(iv) If the total amount of Loans to be made by the Lenders under clause (iii) above is less than the Borrowing Notice Amount, then the Borrower may, at its election, rescind the Borrowing Notice by notice to the Agent on or before the Business Day before the proposed Funding Date, in which case none of the Lenders, including those sending Lending Notices, shall be obligated to make any Loans in respect of the Additional Loan requested in the applicable Borrowing Notice; provided, however, that the Borrower may not resubmit a Borrowing Notice for an Additional Loan for which a Borrowing Notice has been previously rescinded.

(v) Notwithstanding anything in this Agreement to the contrary, (A) the Lenders shall be obligated to make the Additional Loan in the amounts specified in clause (iii) above only if the conditions of Section 3.02(b), (c), (d) and (e) have been satisfied or waived in accordance with Section 9.02, (B) each Lender shall determine its Lending Notice Amount, and whether to send a Lending Notice and make an Additional Loan, in its sole discretion, and (C) the Additional Loan shall be made only if the Initial Lender has sent a Lending Notice with a positive Lending Notice Amount with regard to the Additional Loan in question in accordance with clause (ii) above.

Section 2.04 Repayment of Loans.

(a) Promise to Repay. The Borrower unconditionally promises to pay to the Agent for the account of each Lender the stated principal amount of each Loan, including the retained original issue discount, as provided for in Section 2.08.

(b) Lender and Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations owed to that Lender resulting from the Loans made by that Lender from time to time, including the amounts of principal and interest payable and paid to that Lender from time to time under the Loan Documents. The Agent shall maintain accounts in which it will record (i) the amount of each Loan made; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender under the Loan Documents; and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such accounts or any error shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(c) Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party to this Agreement as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, in each case payable to the order of that Lender in a principal amount equal to outstanding principal amount of its Loan on that date, and otherwise duly completed. The date and amount of the Loan made by each Lender, and all payments made on account of the principal of that Loan, shall be recorded by that Lender on its books for its Note, and, prior to any transfer, may be endorsed by that Lender on a schedule attached to that Note or any continuation of that schedule or on any separate record maintained by that Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of that Loan or affect the validity of any transfer by any Lender of its Note.

Section 2.05 Fees. The Borrower agrees to pay to the Agent, for its own account, the fees described in the Fee Letter.

Section 2.06 Interest.

(a) Pre-Default Rate. Subject to the provisions of Section 2.06(b), the Loans shall bear interest at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for the applicable Interest Period plus the Applicable Margin and (ii) the Highest Lawful Rate.

(b) Post-Default Rate. Notwithstanding the foregoing, if any of the following events occur:

(i) an Event of Default has occurred and is continuing;

(ii) any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise;

(iii) from the date that is 90 days after the date of Closing, any of the items described in Section 4.4(b), (c)(i) or (d) of the Contribution Agreement has not been received;

(iv) from the date that is 180 days after the date of Closing, any of the items described in Section 4.4(c) (other than Section 4.4(c)(i)) of the Contribution Agreement has not been received, until the date (if any) that item is received; or

(v) a “Default” (A) under Section 10.1(a) of the Platform Use Agreement that was not cured within five days or (B) under Section 10.1(d) or (e) of the Platform Use Agreement that was not cured within 30 days;

then all the Loans outstanding shall bear interest, after as well as before judgment, at the lesser of (A) a rate per annum equal to 2.0% (which shall increase by an additional 1.0% per annum for each additional Default that occurs and continues while interest is accruing under this Section 2.06(b)) plus the rate provided for in Section 2.06(a)(i) and (B) the Highest Lawful Rate, from the date of the event or circumstance described in clauses (i)-(v) above (disregarding any provisions regarding notice or passage of time) until, in each case, such event or condition has been cured.

(c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Quarterly Payment Date, in each case for the Interest Period ending on that date; provided, however, that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of the repayment or prepayment.

(d) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Adjusted LIBO Rate shall be determined by the Agent, and its determination shall be conclusive absent manifest error and be binding upon the parties hereto.

Section 2.07 Termination of Commitments. If the Initial Loan has not been made, the Commitments shall automatically terminate at 3:00 p.m., Las Vegas, Nevada time, on August 31, 2010. Any unborrowed Commitments also shall terminate on the expiration of the Availability Period.

Section 2.08 Amortization of Borrowing. The Borrower shall pay as provided in each Note, on each Quarterly Payment Date, the portion of the principal amount of the loans equal to the amount set forth on Annex II for that date (as adjusted from time to time pursuant to Section 2.09(d)); provided, however, that with respect to such amounts payable to Lenders other than the Initial Lender (if any), the Borrower shall pay those amounts to the Agent for the account of those Lenders. To the extent not previously paid, all Loans shall be due and payable, together with accrued and unpaid interest thereon, on the Maturity Date.

Section 2.09 Prepayments.

(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time (before or after the occurrence and continuance of an Event of Default) to prepay the Loan in whole or in part, subject to any applicable Prepayment Fee. Each such partial prepayment of principal shall be in an amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the total remaining principal, interest and fees outstanding. The Borrower shall notify the Agent of any prepayment under this Section 2.10(a) not later than 3:00 p.m., Las Vegas, Nevada time, on the fifth Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of Loans to be repaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Agent shall advise the Lenders of its contents.

(b) Mandatory Prepayments.

(i) Asset Sales. On the receipt by the Borrower of any Net Cash Proceeds of any Asset Sale, unless the Agent otherwise agrees in writing, the Borrower shall make prepayments in accordance with Section 2.09(d) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii) Event of Total Loss. On the receipt by the Borrower or any of its Affiliates of any proceeds (including insurance proceeds) from a Casualty Event that is an Event of Total Loss, the Borrower shall make prepayments in accordance with Section 2.09(d) in an aggregate amount equal to the lesser of (A) 100% of such proceeds and (B) the amount of the then-outstanding Obligations.

(iii) Receipt of Insurance Proceeds. On the receipt by the Borrower or any of its Affiliates of insurance proceeds in respect of a Casualty Event (except in the case of an Event of Total Loss) that the Borrower does not use to repair, replace or restore any property in respect of which the proceeds are paid (or to reimburse the Borrower or any of its Affiliates for any such repair, replacement or restoration), the Borrower shall prepay the Loan in an amount equal to such insurance proceeds, together with any applicable Prepayment Fee.

(c) Prepayment Fee. Prepayments made under Section 2.09(a) on or prior to the second anniversary of the date the Closing occurs shall be made together with a prepayment fee (the “Prepayment Fee”) equal to the interest payments that would have been due on account of the amount of principal repaid for the period from the date of prepayment through the second anniversary of the date the Closing occurs (assuming amortization payments are made in accordance with Section 2.08 and interest payments are made in accordance with Section 2.06) calculated at a rate per annum equal to the sum of (i) 8% plus (ii) the excess, if any, of (A) 0.75% over (B) the rate described in clause (b) of the definition of “LIBO Rate” assuming an Interest Period commencing on the date of prepayment, each payment discounted to the date of the prepayment at a rate equal to the Federal Funds Effective Rate in effect on the date of prepayment; provided, however, that (1) if the Borrower rescinds a Borrowing Notice pursuant to Section 2.03(c)(iv) in respect of the Additional Loan described in Section 2.03(b)(i), no Prepayment Fee shall be due for prepayments made pursuant to Section 2.09(a)(ii) on or prior to the date that is 180 days from the date that the Borrowing Notice is rescinded, and (2) if the Borrower rescinds a Borrowing Notice pursuant to Section 2.03(c)(iv) in respect of any other Additional Loan, the Prepayment Fee for prepayments made pursuant to Section 2.09(a)(ii) on or prior to the date that is 180 days from the date that the Borrowing Notice is rescinded shall not exceed 2% of the principal amount of Loans outstanding immediately prior to giving effect to that prepayment.

(d) Application of Prepayments. Each prepayment of Loans shall be applied ratably to the Loans to the remaining principal installments in inverse order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06 and any Prepayment Fee to the extent required by Section 2.09(c).

Section 2.10 Change in Control Prepayment.

(a) If a Change in Control occurs, the Borrower shall prepay all of the outstanding Loans of each Lender except for Continuing Lenders (as defined below), together with a prepayment premium equal to 2% of the principal amount outstanding, plus all accrued and unpaid interest, fees and expenses in respect of the Loan to be so prepaid, in accordance with this Section 2.10.

(b) Immediately following the occurrence of any Change in Control, but in no event later than the fifth Business Day following the Change in Control, the Borrower shall send a notice (the “Change in Control Notice”) to the Agent (which shall send a copy of the Change in Control Notice to each Lender) describing the transaction or transactions that constitute the Change in Control and setting forth a date (which date shall be no earlier than the 35th day after receipt of the Change in Control Notice by the Agent and, as it may be extended in accordance with Section 2.10(c), being called the “Election Date”) by which each Lender may elect not to have its Loans prepaid by notifying the Agent (and by which the Agent shall notify the Borrower of each Lender’s election). Without limiting the Borrower’s obligation to send a Change in Control Notice under the immediately preceding sentence should a Change in Control actually occur, the Borrower also shall notify the Agent (which shall send a copy of the notice to each Lender) of any proposed Change in Control, including any proxy solicitation for election of directors of ATP or any disposition of assets contemplated by ATP or Titan Holdco that could result in a Change in Control, no later than the date the Borrower, ATP or any of its Affiliates gains knowledge of the proposed Change in Control.

(c) On or before the Election Date, any Lender, in its sole discretion, may notify the Agent that it elects not have its Loans prepaid (each Lender so electing not to have its Loans repaid, a “Continuing Lender”). Unless the Agent has notified the Borrower on or before tenth day before the Election Date that each Lender has notified the Agent whether or not it wishes to have its Loans repaid, the Borrower shall redeliver the Change in Control Notice to the Agent (which shall deliver a copy of the redelivered Change in Control Notice to each Lender that has not so notified the Agent of its election); provided, however, that if the Borrower fails to redeliver the Change in Control Notice to the Agent on or before the 15th day before the Election Date, then the Election Date shall be extended to the 15th day after the Change in Control Notice is so redelivered to the Agent, and the Borrower shall notify the Agent (and the Agent shall notify the Lenders) of the new Election Date. Unless a Lender has notified the Agent by the Election Date that that Lender elects not to have its Loans repaid, then that Lender shall not be a Continuing Lender and its Loans shall be prepaid in accordance with this Section 2.10.

(d) Not later than the 45th day following the Election Date, the Borrower shall pay to the Agent in immediately available funds the aggregate amount of all of the outstanding Loans of all Lenders (other than those of the Continuing Lenders, if any), plus the prepayment premium and all other amounts described in Section 2.10(a). Upon receipt of the payment in the amount described in the preceding sentence, the Agent shall distribute to each Lender (other than the Continuing Lenders, if any) an amount equal to the amount of that Lender’s outstanding Loans, plus the prepayment premium and all other amounts described in Section 2.10(a), and the Loans of all Lenders (other than the Continuing Lenders, if any) shall be deemed to have been repaid in full. Nothing in this Section 2.10(d) shall affect any Lender’s (i) rights and remedies under this Agreement with respect to any Event of Default, Default or other breach of the Borrower to the extent the Event of Default, Default or other breach occurs prior to the date of any payment under this Section 2.10(d) or (ii) rights to indemnification under this Agreement.

Section 2.11 Alternate Rate of Interest. If the Agent (a) determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, or (b) is advised in writing by the Majority Lenders that the Adjusted LIBO Rate will not adequately and fairly reflect the cost to those Lenders of making or maintaining their Loans, then the Agent shall notify the Borrower and the Lenders as promptly as practicable, and until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to this notice no longer exist, the Loans shall bear interest at a rate per annum equal to the rate of interest published by the Wall Street Journal from time to time as the “prime rate,” plus 7%, but not to exceed the Highest Lawful Rate.

Section 2.12 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender,

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or other Taxes covered by Section 2.17(c) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender), or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to that Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by that Lender (whether of principal, interest or otherwise), then the Borrower will pay to that Lender such additional amount or amounts as will compensate that Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in its sole discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on that Lender’s capital or on the capital of that Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by that Lender to a level below that which that Lender or that Lender’s holding company could have achieved but for the Change in Law (taking into consideration that Lender’s policies and the policies of that Lender’s holding company with respect to capital adequacy), then on or before the fifth Business Day after receipt of a notice of demand, the Borrower will pay to that Lender such additional amount or amounts as will compensate such Lender or that Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate that Lender or its holding company, as the case may be, as specified in Section 2.12(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within five Business Days after the Borrower receives it.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of that Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than one year prior to the date that Lender notifies the Borrower of the Change in Law giving rise to the increased costs or reductions and of that Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to the increased costs or reductions is retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect).

Section 2.13 Break Funding Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Loan earlier than the next Quarterly Payment Date (including as a result of an Event of Default) or (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to that event to the extent set forth in the following sentence. The loss, cost or expense to any Lender shall be deemed to include an amount determined by that Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of that Loan had that event not occurred, at the Adjusted LIBO Rate that would have been applicable to that Loan, for the period from the date of such event to the next Quarterly Payment Date, over (ii) the amount of interest that would accrue on that principal amount for that period at the interest rate that Lender would bid were it to bid, at the commencement of that period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market, but only to the extent that the Lender has actually purchased interest-rate contracts in the eurodollar market and incurred losses, costs or expenses in connection therewith. A certificate of any Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.13 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate on or before the fifth Business Day after the Borrower receives it.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest, fees or of amounts payable under Section 2.12, Section 2.13, Section 2.17 or otherwise) prior to 12:00 noon, Las Vegas, Nevada time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after that time may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest. All such payments shall be made to the Agent at its offices in Las Vegas, Nevada, except that payments pursuant to Section 2.12, Section 2.13,

Section 2.17 and Section 9.03 shall be made directly to the Persons entitled to them. The Agent shall distribute any such payments it receives for the account of any other Person to the appropriate recipient promptly following receipt. If any payment under the Loan Documents shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of that extension. All payments hereunder shall be made in dollars.

(b) Pro Rata Treatment. Except as provided in Section 2.10,

(i) Each payment by the Borrower of interest in respect of the Loans shall be applied to the amounts of interest obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders.

The preceding provisions of this Section 2.14(b) shall apply as among the Lenders (other than Continuing Lenders, if any) with respect to Change in Control Payments.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due under the Loan Documents, those funds shall be applied in the order provided for in Section 7.02(c); provided, however, that the Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations resulting in that Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest than the proportion received by any other Lender, then the Lender receiving the greater proportion shall notify the Agent of that fact and purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise to them is recovered, then the participations shall be rescinded and the purchase price restored to the extent of the recovery, without interest, and (ii) the provisions of this Section 2.14(d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower, Titan Holdco, ATP or any of its Subsidiaries (as to which the provisions of this Section 2.14(d) shall apply). If under applicable bankruptcy, insolvency or any similar Law any Lender receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, that Lender to the extent practicable shall exercise its rights in respect of that secured claim in a manner consistent with the rights to which the Lender is entitled under this Section 2.14(d) to share in the benefits of the recovery of that secured claim.

Section 2.15 Presumption of Payment by the Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make that payment, the Agent may assume that the Borrower has made that payment on that date in accordance with this Agreement and may, in reliance upon that assumption, distribute to the Lenders the amount due. In that event, if the Borrower has not in fact made the payment, then each Lender severally agrees to repay to the Agent forthwith on demand the amount so distributed to that Lender with interest, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 2.16 Certain Deductions by the Agent. If any Lender fails to make any payment required to be made by it pursuant to Section 2.02(b) or Section 2.15, then the Agent, in its sole discretion notwithstanding any contrary provision of this Agreement, may apply any amounts subsequently received by the Agent for the account of that Lender to satisfy that Lender’s obligations under those Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from those payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17(a)), the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender, on or before the fifth Business Day after notice so demanding, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Agent or that Lender, as the case may be, and any penalties, interest and expenses arising from or with respect to the Indemnified Taxes or Other Taxes, regardless of whether the Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of the payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by the Governmental Authority evidencing the payment, a copy of the return reporting the payment or other evidence of such payment satisfactory to the Agent in its sole discretion.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which that jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) Refunds. The Agent and each Lender shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Borrower to assist the Borrower, at the sole expense of the Borrower, to recover from the relevant Governmental Authority any Indemnified Taxes or Other Taxes in respect of which amounts were paid by the Borrower pursuant to this Section 2.17; provided, however, that a Lender will not be required to take any action that would be, in the sole judgment of a Lender, legally inadvisable, or commercially or otherwise disadvantageous to a Lender in any respect, and in no event shall the Lender be required to disclose any tax returns or any other information that, in the sole judgment of the Lender, is confidential. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay to the Borrower an amount equal to the refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to the refund), net of all out-of-pocket expenses of the Agent or the Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to the refund); provided, however, that the Borrower, upon the request of the Agent or the applicable Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or the Lender in the event the Agent or the Lender is required to repay the refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then that Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of that Lender, that designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.17, as the case may be, in the future and (ii) would not subject that Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to that Lender. The Borrower agrees to pay all costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to that Lender and the Agent, require that Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume those obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, (ii) that Lender shall have received payment of an amount equal to the outstanding principal (including the amount of original issue discount) of its Loans and accrued interest, accrued fees and all other amounts payable to it under the Loan Documents, from the assignee (to the extent of the outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.17, that assignment will result in a reduction in the compensation or payments. A Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by that Lender or otherwise, the circumstances entitling the Borrower to require the assignment and delegation cease to apply.

Section 2.19 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Loans, then that Lender promptly shall notify the Borrower and the Agent and that Lender’s obligation to make its Loans shall be suspended until such time as that Lender may again make and maintain its Loans.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions to Funding. The obligations of the Lenders to make the Initial Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Agent shall have received from each party to this Agreement counterparts (in such number as may be requested by the Agent) of this Agreement signed on behalf of that party.

(b) The Agent shall have received a duly executed Note payable to the order of each Lender in a principal amount equal to its Commitment dated as of the date of this Agreement.

(c) The Agent shall have received from each party (i) duly executed counterparts (in such number as may be requested by the Agent) of each of the other Transaction Documents and (ii) evidence of recording of the Security Documents with the appropriate Governmental Authorities.

(d) The Agent and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, including the billed fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, the Agent’s and Lenders’ corporate counsel, Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., the Agent’s and Lenders’ Louisiana counsel, Nevada counsel, the Independent Engineer, the Petroleum Engineer, the Appraiser and the Insurance Advisor.

(e) The Agent shall have received a certificate of the Secretary of each of the Borrower, Titan Holdco and ATP setting forth (i) resolutions of its board of directors or similar organizational body with respect to the authorization of the Borrower, Titan Holdco or ATP, as applicable, to execute and deliver the Transaction Documents to which it is a party and to enter into the transactions contemplated in those documents and to consummate the Transactions, (ii) the officers of the Borrower, Titan Holdco or ATP, as applicable (A) who are authorized to sign the Transaction Documents to which it is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of those authorized officers, and (iv) the certificate of formation or the articles of incorporation of the Borrower, Titan Holdco or ATP, as applicable, the LLC Agreement (in the case of the Borrower and Titan Holdco) and the by-laws of ATP (in the case of ATP), certified as being true and complete in form and substance acceptable to the Agent in its sole discretion. The Agent and the Lenders may conclusively rely on this certificate until the Agent receives notice in writing from the Borrower to the contrary.

(f) The Agent shall have received certificates of the appropriate state agency in the jurisdictions of formation with respect to the existence, qualification and good standing of the Borrower, Titan Holdco and ATP.

(g) The Agent shall have received (i) a pro forma balance sheet of the Borrower as of the date the Closing occurs and cash flow projections for the Borrower through December 31, 2010 and (ii) a pro forma cash flow projection for ATP through December 31, 2012, in each case in form and substance satisfactory to the Agent in its sole discretion.

(h) The Agent shall have received certificates of foreign qualification and good standing of the Borrower in Texas and ATP in the State of Louisiana.

(i) All Units (as defined in the Borrower LLC Agreement) shall have been issued as provided in the Borrower LLC Agreement, and the Agent shall have received, all in form and substance acceptable to the Agent in its sole discretion, certificates representing 100% of the Units (as defined in the Borrower LLC Agreement), issued in the name of Titan Holdco, together with blank transfer powers duly executed by Titan Holdco.

(j) All Units (as defined in the Titan Holdco LLC Agreement) shall have been issued as provided in the Titan Holdco LLC Agreement.

(k) The Agent shall have received opinions of Andrews Kurth LLP and Louisiana counsel, special counsel to the Borrower, each in form and substance satisfactory to the Agent in its sole discretion.

(l) The Agent shall have received evidence satisfactory to it in its sole discretion that the Contribution has occurred and that the Borrower has, and will have after the Closing, good and marketable title to the Properties, free and clear of all liens (other than Excepted Liens).

(m) The Agent shall have received a Consent and Acknowledgment duly executed by the Borrower and ATP (with respect to the Operative Documents to which it is a party).

(n) The Agent shall have received evidence satisfactory to it in its sole discretion that all amounts due as of the Closing under the net profits interests granted in connection with the construction of the Titan Assets have been paid in full.

(o) The Agent shall have received evidence satisfactory to it in its sole discretion that (i) ATP has commenced operation of the ATP Titan in the Telemark Hub at sufficient levels to demonstrate the functionality of the Properties, (ii) the ATP Titan has commenced production activities in the Telemark Hub, (ii) the Titan Assets meet the Specifications, and (iii) the Properties are being and will be operated in compliance with Prudent Industry Practice.

(p) Except for the items referenced in Section 3.02(b), the Agent shall have received copies of all contracts, Permits, approvals, bonds and other documentation whether relating to a Governmental Authority or a third party, relating to the ownership, use and operation of the Properties, including BOEM approval of the “surface safety system” for the Platform, together with evidence that such contracts, Permits, bonds and other documentation are in full force and effect, in form and substance satisfactory to the Agent in its sole discretion.

(q) The Agent shall have received a copy of the latest third party and internal oil and gas engineering reports covering the oil and gas reserves of ATP in the Telemark Hub and all title opinions and other title documentation, including copies of all leases and assignments, evidencing ATP’s rights in and to such oil and gas reserves, in form and substance satisfactory to the Agent in its sole discretion.

(r) The Agent shall have received the final reports of the Independent Engineer, the Insurance Advisor and the Petroleum Engineer and the appraisal of the Properties by the Appraiser, each in form and substance satisfactory to the Agent in its sole discretion.

(s) The Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 5.08, satisfactory to the Agent in its sole discretion.

(t) Except as provided in Section 4.4 of the Contribution Agreement, to the extent the same are in place as of the Closing, the Borrower shall have obtained, directly or through ATP under the Platform Use Agreement, all consents and approvals required to own, operate and maintain the Properties, and the Agent shall have received a copy of those consents and approvals, together with a certificate of a Responsible Officer of the Borrower certifying that those consents and approvals are all the consents and approvals required to own, operate and maintain the Properties.

(u) The Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that there is no litigation seeking to enjoin or prevent or that could impair the consummation of the Transactions.

(v) The Agent shall have received all documents that it determines are necessary or appropriate to release (i) the Borrower and Titan Holdco from any and all liability associated with the ATP Credit Documents and (ii) the Liens on the Properties, including the ATP Titan, arising under the ATP Credit Documents.

(w) The Agent shall have received all documents that it determines are necessary or appropriate for ATP to designate each of the Borrower and Titan Holdco as an “Unrestricted Subsidiary” as defined in and under the ATP Credit Documents.

(x) The Agent shall have received all information that it determines is necessary or appropriate for compliance with the Patriot Act and any rules or regulations under it.

(y) At the time of and immediately after giving effect to the advance of Loans, no Default or Event of Default shall have occurred and be continuing.

(z) At the time of and immediately after giving effect to advance of the Loans, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(aa) The representations and warranties of each party to each Transaction Document shall be true and correct in all material respects on and as of the date of the borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of the borrowing, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(bb) The making of such Loan would not conflict with, or cause any Lender to violate or exceed any Applicable Law, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(cc) The Agent shall have received a certificate dated as of the proposed Funding Date in form and substance satisfactory to it in its sole discretion signed by a Responsible Officer of the Borrower certifying as to the items in (y) through (bb) above.

(dd) (i) ATP shall have filed the application for modification of the Gas Pipeline ROW (as defined in the Contribution Agreement) as provided in Section 4.4(c)(i) of the Contribution Agreement, which application shall be in form and substance satisfactory to Agent, and shall have provided the Agent with evidence that filing has been made; (ii) ATP shall have met with BOEM regarding the application described in clause (i) and reported the results of the meeting to the Agent, which shall be satisfied in its sole discretion and (iii) Agent shall have received the results of a shallow hazard survey over the section of the Gas Pipeline with respect to which the modification has been requested, and those results shall have been satisfactory to Agent.

Section 3.02 Conditions to Funding of Additional Loans. The obligations of the Lenders that provide Lending Notices with positive Lending Notice Amounts under Section 2.03(c) to make each Additional Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Agent shall have received a Borrowing Request complying with the requirements of Section 2.03(c)(i) for the applicable Additional Loan on or before the 15th day before the proposed Funding Date for that Additional Loan.

(b) If the Additional Loan is being requested pursuant to Section 2.03(b)(ii) or (iii), the items required to be delivered to the Agent pursuant Section 4.4 of the Contribution Agreement have been so delivered, irrespective of any time period for delivery specified in that section.

(c) At the time of and immediately after giving effect to the advance of the applicable Additional Loan, no Default or Event of Default shall have occurred and be continuing.

(d) At the time of and immediately after giving effect to the advance of the applicable Additional Loan, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(e) The Agent shall be reasonably satisfied with the Borrower’s calculation demonstrating that an increase in the LIBO Rate and/or the amount of principal payments will not result in the Borrower having insufficient funds to pay the Loans described in paragraph 5 of the Borrowing Request.

Section 3.03 Funding Date of Each Loan. The Agent shall notify the Borrower and the Lenders of the proposed Funding Date for the Initial Loan, which notice shall be conclusive and binding. Notwithstanding the foregoing, (a) the obligations of the Lenders to fund the Initial Loan shall become effective only if each of the conditions in Section 3.01 is satisfied (or waived pursuant to Section 9.02) prior to the expiration of the Commitments as provided in Section 2.07, and (b) the obligations of the Lenders to fund each Additional Loan shall become effective only if each of the conditions in Section 2.03(c) and Section 3.02 is satisfied (or waived pursuant to Section 9.02).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 4.01 Organization; Powers. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority, and, subject to the matters set forth in Section 4.4 of the Contribution Agreement, has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted and as to be conducted after giving effect to the Closing, and is qualified to do business in, and is in good standing in, every jurisdiction where qualification is required.

Section 4.02 Authority; Enforceability. The Transactions are within the Borrower’s powers and have been duly authorized by all necessary limited liability company action. Each Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 4.03 Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby, except, in each case such as have been obtained or made and are in full force and effect, (ii) will not violate any Applicable Law or the Borrower’s certificate of formation, the Borrower LLC Agreement, or other organizational documents of the Borrower or any order of any Governmental Authority, (iii) will not violate or result in a default under any agreement or other instrument binding upon the Borrower or the Properties, or give rise to a right thereunder to require any payment to be made by the Borrower, and (iv) will not result in the creation or imposition of any Lien on any property of the Borrower (other than the Liens created by the Loan Documents).

Section 4.04 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Properties that purport to affect or pertain to this Agreement or any other Transaction Document or any of the Transactions or that could reasonably be expected to have a Material Adverse Effect.

Section 4.05 No Material Adverse Effect.

(a) There has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has engaged in no business other than as contemplated under the Transaction Documents and does not have any assets, Indebtedness or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments.

Section 4.06 Environmental Matters.

(a) The Borrower and the Properties (and the operation thereof) are, and within all applicable statute of limitation periods have been (including, with respect to the Properties, all periods before the Borrower acquired them), in compliance with all applicable Environmental Laws in all material respects.

(b) The Borrower has, directly or through ATP under the Platform Use Agreement, all Environmental Permits required for the existence, location, ownership, use, operation and maintenance of the Properties and all such Environmental Permits are in effect. The Borrower is not in violation in any material respect under the terms of those Environmental Permits. Neither the Borrower nor any of its Affiliates has received any notice or otherwise has knowledge that any such existing Environmental Permit related to the existence, location, use, operation and maintenance of the Properties will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied. To the extent required by applicable Environmental Laws, the Borrower has, directly or through ATP under the Platform Use Agreement, filed all applications necessary to renew or obtain any Environmental Permits in a timely fashion so as to allow the Borrower and ATP to continue to operate the Properties in compliance with applicable Environmental Laws, and the Borrower does not expect any new or renewed Environmental Permits to include any terms or conditions that will have a material impact on the Borrower or the Properties.

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party or any other contingent liability) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower, Titan Holdco, ATP or the Properties or as a result of the ownership, use or operation of the Properties.

(d) There has not been any Release, and there is no situation that could reasonably be expected to result in a Release, of any Hazardous Material on, under, about or from any of the Titan Assets except in compliance with applicable Environmental Laws, except for Releases of Hazardous Materials in the ordinary course of business that could not reasonably be expected to result in a material claim or liability pursuant to applicable Environmental Laws.

(e) None of the Borrower, Titan Holdco, ATP or any of its Affiliates has received any notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could be expected to result in the receipt of such notice.

(f) No Person or property has been exposed to Hazardous Materials that could form the basis for a material claim for damages or compensation relating in any way to the Properties or the Borrower.

(g) The Borrower has provided to the Lenders a copy of all material reports, studies, notices from Governmental Authorities, tests, analyses and other documents related to the Properties addressing Environmental Permits, Environmental Laws or any other environmental matters.

(h) Neither the Borrower nor the Properties are subject to any order, decree or judgment pursuant to Environmental Law.

(i) To the knowledge of the Borrower, no owner or operator of the Properties will, within the next five years, be required to expend monies for capital improvements in order to (i) bring the Properties into compliance with, or maintain compliance with, applicable Environmental Laws or (ii) to bring the Properties into compliance with regulatory requirements that have been promulgated but were not effective as of May 1, 2010, except for expenditures that are reasonably expected to be less than $500,000.

(j) To the knowledge of the Borrower, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that, with respect to the Properties, may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or which may give rise to any material liabilities pursuant to Environmental Law.

Section 4.07 Compliance with Laws and Agreements; No Defaults.

(a) Except as described in Section 3.6 of Exhibit D to the Contribution Agreement, the Borrower is, and after giving effect to the Closing will be, in substantial compliance with all Laws applicable to it or the Properties and all agreements and other instruments binding upon it or the Properties (and to the Borrower’s knowledge, no other party is in default under any such agreement or instrument), and after giving effect to the Closing, will possess all licenses, Permits, franchises, exemptions, approvals, bonds and other governmental authorizations necessary for the ownership of the Properties and the conduct of its business.

(b) The Borrower is not in default under, nor to the Borrower’s knowledge has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Specified Debt is outstanding or by which the Borrower or any of the Properties is bound.

(c) No Default has occurred and is continuing.

Section 4.08 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09 Taxes . The Borrower and each other Person with whom the Borrower is in a consolidated, combined, unitary, affiliated or similar group of Persons has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower in respect of Taxes and other governmental charges are adequate. No Tax Lien has been filed and no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 4.10 ERISA; Employees.

(a) The Borrower does not have, and never has had, any employees.

(b) Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations under them.

(c) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(d) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates.

(e) Full payment when due has been made of all amounts that the Borrower or any ERISA Affiliate is required under the terms of each Plan or Applicable Law to have paid as contributions to that Plan as of the date of this Agreement. Neither ATP nor any of its ERISA Affiliates has any defined benefit plan subject to ERISA.

(f) Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower or the ERISA Affiliate in its sole discretion at any time without any liability, other than routine administrative expenses and payments for benefits previously earned.

(g) Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 4.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject and all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Subject to the matters described in Section 3.6 of Exhibit D to the Contribution Agreement, none of the reports, financial statements, certificates or other information that has been furnished by the Borrower or its Affiliates (but limited to the Borrower’s knowledge in the case of reports, financial statements, certificates or other information prepared by a third party and not by the Borrower) to the Agent or any Lender or any of their Affiliates or consultants (including the Independent Engineer) in connection with the negotiation of this Agreement or any other Transaction Document or delivered under any Transaction Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower, Titan Holdco, ATP or their respective Affiliates that could reasonably be expected to have a Material Adverse Effect.

Section 4.12 Insurance. The Borrower has, directly or through ATP under the Platform Use Agreement, insurance coverages meeting or exceeding the types and minimum amounts of coverages of the types listed in Section 2 of Schedule 4.12, with endorsements, claims procedures, certificates of insurance and other matters as set forth on, and that comply with, Schedule 4.12.

Section 4.13 Restriction on Liens. The Borrower is not a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of the Properties as provided in the Loan Documents.

Section 4.14 Capitalization. The only authorized or issued Equity Interests of the Borrower are those described in the Borrower LLC Agreement, all of which are owned by Titan Holdco free and clear of any Liens (other than the Liens created under the Pledge Agreement). Except as described in the Borrower LLC Agreement, as applicable, no Person has any right to acquire, either directly or indirectly or through conversion, any Equity Interests of the Borrower. The Borrower has no Subsidiaries.

Section 4.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware, the name of the Borrower as listed in the public records of its jurisdiction of organization is ATP Titan LLC, and the organizational identification number of the Borrower in its jurisdiction of organization is 4823927. The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 9.01.

Section 4.16 Properties; Titles, Etc.

(a) Except as described in Section 3.6 of Exhibit D to the Contribution Agreement, all leases and agreements necessary for the conduct of the business of the Borrower are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement.

(b) Except as described in Section 3.6 of Exhibit D to the Contribution Agreement, the rights and properties owned, leased or licensed by the Borrower including all easements and rights of way, include all rights and properties necessary to permit the Borrower to conduct its business in all material respects in the manner contemplated by the Transaction Documents.

(c) Except as described in Section 3.6 of Exhibit D to the Contribution Agreement, the Borrower is, and at the time it acquired the Properties was, qualified under Applicable Law (including with BOEM) to own the pipeline assets and related rights-of-way that are part of the Properties. The Borrower or its ultimate parent, ATP, currently has, and at all times during the period from and after its acquisition of the Properties has, maintained bonds sufficient to satisfy the requirements of Applicable Law (including the requirements of BOEM) with respect to the pipeline assets and related rights-of-way that are part of the Properties.

(d) The Borrower owns or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower will not infringe upon the rights of any other Person. The Borrower owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of Borrower.

(e) The Borrower has good and marketable title to the Properties, free and clear of all Liens, other than Excepted Liens. As used in this Agreement, “good and marketable title” means title that is reasonably free from risk of litigation over possible defects, such that a court of law or equity would require a buyer to accept.

(f) The ATP Titan has been constructed substantially in accordance with the Specifications.

(g) The book value of the Properties on the balance sheet of the Borrower as of June 30, 2010 is $1,057,000,000 subject to year end audits and the tax basis of the Properties, net of depreciation, is approximately $1,057,000,000 subject to year end audits as of June 30, 2010.

Section 4.17 Condition of Properties. The Properties are in new and clean working condition and have been owned, operated and maintained in a good and workmanlike manner and in conformity with Prudent Industry Practice. All of the items and matters required to obtain a class certificate for the ATP Titan issued by the American Bureau of Shipping with no outstanding items have been obtained or completed. The ATP Titan has received a Certificate of Inspection with no exceptions from the United States Coast Guard. All pipelines, platforms and other material improvements, fixtures and equipment that are included in the Properties are being maintained in a state adequate to conduct normal operations in a manner consistent with Prudent Industry Practice.

Section 4.18 Solvency. Immediately after giving effect to the Closing, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower will exceed the aggregate Indebtedness of the Borrower, as the Indebtedness becomes absolute and matures, (b) the Borrower will not have incurred or intended to incur, and will not believe that it will incur, Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by the Borrower and the amounts to be payable on or in respect of its Indebtedness, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) the Borrower will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 4.19 Use of Proceeds; Federal Reserve Regulations. The proceeds of the Loans shall be used to make a distribution to Titan Holdco (which shall distribute those proceeds to ATP), and to pay deposits held with Borrower, fees and expenses associated with the Transactions and capital costs of the Borrower. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that (it being agreed that the Borrower may, where appropriate, accomplish the following through ATP under the Platform Use Agreement):

Section 5.01 Information. The Borrower will furnish to the Agent and each Lender:

(a) Quarterly Financial Statements. As soon as available, but in any event in not later than the 50th day after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for that fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of ATP as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. As soon as available, but in any event not later than the 120 th day after the end of each fiscal year of the Borrower, its audited balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for that year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing acceptable to the Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by the Chief Financial Officer of ATP as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP, together with a reconciliation of actual versus budgeted expenditures and receipts for that year.

(c) Certificate of Responsible Officer — Compliance. Concurrently with the delivery of the financial statements required by Section 5.01(a) and Section 5.01(b), a certificate of a Responsible Officer in substantially the form of Exhibit B.

(d) Certificate of Insurer — Insurance Coverage. Promptly, and in any event on or before the third Business Day following any request therefor, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 5.08, in form and substance satisfactory to the Agent in its sole discretion, and all copies of the applicable policies.

(e) Other Accounting Reports. Promptly upon receipt thereof, a copy of each report or letter submitted to the Borrower by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower, as the case may be, and a copy of any response by the Borrower or its representatives, to the letter or report.

(f) Notices Under Material Instruments. Promptly, and in any event on or before the third Business Day after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any Transaction Document or any other agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.01.

(g) Notice of Casualty Events. Promptly, and in any event on or before the third Business Day after the occurrence of a Casualty Event in an amount greater or that may prove to be greater than $1,000,000, notice of that occurrence or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event in an amount greater than $1,000,000, together with a certificate of a Responsible Officer setting forth the details of the Casualty Event and, in the case of a Casualty Event other than an Event of Total Loss, the actions to be taken by the Borrower, whether directly or through ATP under the Platform Use Agreement, to repair the properties affected by the Casualty Event.

(h) Engineering and Production Reports. Promptly after receipt thereof by the Borrower, including pursuant to the Platform Use Agreement, any engineering or production report relating to the Properties.

(i) Notice of Change in Insurance. Promptly, and in any event on or before the third Business Day after the receipt thereof by the Borrower, any notice or other communication relating to early cancellation or material change in the terms, coverage or amount of any insurance.

(j) Other Requested Information. Promptly, and in any event on or before the third Business Day following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement or any other Transaction Document, as the Agent or any Lender may request.

Section 5.02 Annual Budget. The Borrower shall furnish to the Agent and each Lender, at least 30 days prior to the first day of each calendar year, a detailed budget, in a form satisfactory to the Agent in its sole discretion, setting forth the Borrower’s expected expenditures and receipts during the succeeding year provided, however, that, notwithstanding the contents of any budget required by this Section 5.02, the Borrower agrees that delivery of a budget to, and the receipt of a budget by, the Agent or a Lender shall not constitute an approval of that budget by the Agent or any Lender or a waiver of any of the Borrower’s obligations under this Agreement or the other Transaction Documents.

Section 5.03 Notices of Material Events. The Borrower shall promptly, but in no event later than the fifth Business Day after gaining knowledge, notify the Agent and each Lender of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or the Properties not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders);

(c) receipt of any notice or allegation of potential liability under any Environmental Laws; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.03 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.04 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence as a Delaware limited liability company and the rights, licenses, Permits, bonds, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which the Properties are located or the ownership of the Properties requires such qualification.

Section 5.05 Payment of Taxes and Obligations.

(a) The Borrower shall (or shall cause the following to be done on its behalf) (i) timely file all Tax returns, (ii) timely pay all Taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property, (ii) pay and discharge when due all liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business, (iv) pay and discharge when due all other liabilities now or hereafter owed by it and (v) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP; provided, however, that the Borrower may delay discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(b) The Borrower will pay all amounts it owes under the Transaction Documents in accordance with the terms thereof and will comply with every covenant, term and condition in the Transaction Documents applicable to it.

Section 5.06 Performance of Obligations under Transaction Documents. The Borrower will pay the Notes according to their reading, tenor and effect, and the Borrower will do and perform every act and discharge all of the obligations to be performed and discharged by it under, and keep in full force and effect, the Transaction Documents to which it is a party, including this Agreement and the Platform Use Agreement (and it will enforce the Platform Use Agreement), at the time or times and in the manner specified.

Section 5.07 Operation and Maintenance of the Properties. The Borrower will (a) maintain good and marketable title to the Properties and (b) directly or through ATP under the Platform Use Agreement, perform all of the obligations set forth in Section 7.2 of the Platform Use Agreement. The Borrower will do all things necessary or advisable to cause the ATP Titan to maintain its Certificate of Inspection in effect at all times and, once the class certificate described in Section 4.4(e) of the Contribution Agreement has been issued, to be maintained in class with the American Bureau of Shipping without outstanding items at all times. The Borrower shall notify the Agent promptly of any outstanding item when it occurs concerning class and any matter which may arise that could adversely affect the Certificate of Inspection. Such notice shall explain the corrective steps the Borrower is taking and in what time frame it expects to be able to have such item removed or such matter resolved.

Section 5.08 Insurance. The Borrower will, directly or through ATP under the Platform Use Agreement, maintain at all times including any time the ATP Titan is being moved from one location to another, insurance coverages on the Titan Assets meeting or exceeding the types and minimum amounts of coverages of the types listed in Section 2 of Schedule 4.12, with endorsements, claims procedures, certificates of insurance and other matters as set forth on, and that comply with, Schedule 4.12.

Section 5.09 Books and Records; Inspection Rights. The Borrower will keep proper books, records and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Agent or any Lender to visit and inspect the Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested following prior notice of three Business Days.

Section 5.10 Compliance with Laws. The Borrower will comply in all material respects with all Laws applicable to it or the Properties and will maintain all bonds (including bonds required by BOEM relating to the Borrower’s ownership of the pipelines and related rights-of-way that are part of the Properties), Permits and approvals required by or posted in favor of any Governmental Authority.

Section 5.11 Environmental Matters.

(a) The Borrower shall: (i) comply, and shall cause ATP to comply, with all applicable Environmental Laws, (ii) not Release or threaten to Release, or allow ATP to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Properties except in compliance with applicable Environmental Laws in all material respects and except for Releases of Hazardous Materials in the ordinary course of business that could not reasonably be expected to result in a material claim or liability pursuant to applicable Environmental Laws, (iii) timely obtain, or cause ATP to timely obtain, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained in connection with the Properties and their existence, location, use, operation and maintenance, (iv) promptly commence and diligently prosecute to completion, or cause ATP to commence and diligently prosecute to completion, any Remedial Work in the event any Remedial Work is required or appropriate under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Properties or their existence, location, use, operation and maintenance, and (v) establish and implement such procedures as may be necessary to continuously determine and assure that its obligations under this Section 5.11(a) are timely and fully satisfied.

(b) The Borrower will promptly notify the Agent and the Lenders of (i) any overtly threatened formal action, investigation or inspection by any Governmental Authority or any overtly threatened demand or lawsuit by any Person against the Borrower, ATP, any of their Affiliates or the Properties in connection with any Environmental Laws, (ii) any material Release of Hazardous Materials from the Properties that is reportable to a Governmental Authority, except for any Releases that are in compliance with applicable Environmental Laws and Releases in the ordinary course of business that could not reasonably be expected to result in a material claim or liability pursuant to applicable Environmental Law and (iii) any incident, event, or occurrence that is reasonably likely to result in a material claim pursuant to applicable Environmental Law, including without limitation, material non-compliance with applicable Environmental Law. The Borrower will promptly furnish the Agent with copies of all relevant correspondence, reports, studies and legal documents relating to any of the above and with the results of any action, investigation or inspection, except for those records and documents the disclosure of which would result in the loss of attorney-client privilege held by Borrower with respect to such records or documents.

(c) The Borrower shall promptly provide copies of any existing reports, studies, documents or other materials in its or ATP’s or its Subsidiaries’ possession, custody or control, as reasonably requested by the Agent, relating to the compliance of the Borrower, Titan Holdco, ATP or the Properties with applicable Environmental Laws or potential liability pursuant to applicable Environmental Law.

(d) If requested by the Agent or the Majority Lenders, the Borrower shall, at the cost and expense of the requesting Agent or Lender unless an Event of Default has occurred and is continuing, exercise its rights to cause environmental audits of the Titan Assets under Section 7.5(c) of the Platform Use Agreement.

Section 5.12 Separate Existence. The Borrower will (a) maintain entity records and books of account separate from any other entity, (b) keep its funds and assets separate from those of any other entity, (c) maintain at least one manager on its board of managers who is not, and never has been, an officer, employee, director or manager of, or consultant or adviser to, the Borrower, ATP or any of their Affiliates, (d) provide that its board of managers or other analogous body will hold all appropriate meetings to authorize and approve the Borrower’s actions, which meetings will be separate from those of other entities, (e) comply with the terms of its organizational documents, and (f) take all other action or actions as may be necessary to maintain its existence as a special-purposes, bankruptcy remote entity.

Section 5.13 Maintenance of Liens. The Borrower will take or cause to be taken all action required or desirable to maintain the Liens of the Security Documents and the first priority thereof. The Borrower will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Documents) and register and record those documents and instruments in such offices requested by the Agent for those purposes.

Section 5.14 Further Assurances.

(a) The Borrower will promptly execute and deliver to the Agent all such other documents, agreements and instruments requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower in the Transaction Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the first priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate, in the sole discretion of the Agent, in connection therewith.

(b) The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Properties without the signature of the Borrower where permitted by Law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Properties or any part thereof shall be sufficient as a financing statement where permitted by Law.

Section 5.15 Registration of ATP Titan .If the ATP Titan at any time is registered as a vessel with the United States Coast Guard or any successor Governmental Authority, then contemporaneously the Borrower shall execute, deliver to the Agent and file with the United States Coast Guard or other appropriate Governmental Authority a first preferred ship mortgage and any other document or instrument necessary or appropriate, in the sole discretion of the Agent, to continue the first-priority Lien of the Agent on the ATP Titan securing the Obligations, in form and substance acceptable to the Agent in its sole discretion.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not incur, create, assume or suffer to exist any Indebtedness, except:

(a) the Notes or other Obligations arising under the Loan Documents;

(b) Indebtedness associated with bonds or surety obligations required by Governmental Authorities in connection with the ownership, operation and maintenance of the Properties;

(c) endorsements of negotiable instruments for collection in the ordinary course of business; or

(d) Subordinated Debt not to exceed $250,000,000 in the aggregate at any one time outstanding.

Section 6.02 Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any of the Properties, whether now owned or subsequently acquired, except Excepted Liens.

Section 6.03 Distributions and Redemptions; Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its property to its Equity Interest holders, except from funds properly deposited in the Excluded Account (as defined in the Security Agreement).

Section 6.04 Investments, Loans and Advances. The Borrower will not make or permit to remain outstanding any Investments in or to any Person, except for accounts receivable arising in the ordinary course of business and as expressly permitted under the Security Documents.

Section 6.05 Nature of Business. The Borrower will not (a) change its name or any trade name used to identify it in the conduct of its business or in the ownership of the Properties, (b) change the location of its chief executive office or principal place of business, (c) change its identity or corporate structure in the jurisdiction in which it is incorporated or formed, (d) change its jurisdiction of organization or its organizational identification number in such jurisdiction of organization, (e) change its federal taxpayer identification number, (f) change its fiscal year, (g) amend or otherwise change its certificate of formation, the Borrower LLC Agreement or its other organizational documents; provided that if Borrower has more than one member and requests Agent’s consent to amend the Borrower LLC Agreement to add customary tax provisions for partnerships, Agent shall not unreasonably withhold its consent to that amendment, or (h) engage in any business other than owning the Properties, allowing ATP to use them in accordance with the Platform Use Agreement and performing its obligations and exercising its rights under the Transaction Documents.

Section 6.06 No Subsidiaries or Joint Ventures. The Borrower will not create, form or acquire any Subsidiary or enter into any partnership or joint venture.

Section 6.07 Limitation on Leases. The Borrower will not create, incur, assume or suffer to exist any obligation for the payment of rent or hire of property of any kind whatsoever (real or personal).

Section 6.08 Sale and Leaseback Transactions. Except for the transactions contemplated by the Operative Documents, the Borrower will not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.09 Use of Proceeds; Federal Reserve Regulations. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than to make distributions to Titan Holdco (which shall distribute those proceeds to ATP) consistent with the terms of the ATP Credit Documents, and to pay deposits held with Borrower, fees and expenses associated with the Transactions. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 6.10 Sale or Discount of Receivables. The Borrower will not discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 6.11 Mergers, Etc.The Borrower will not merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Properties to any other Person. The Borrower will not acquire any property other than the Properties and their proceeds under the Deposit Account Control Agreement.

Section 6.12 Sale of Properties. The Borrower will not sell, assign, convey, lease, allow the use of or otherwise transfer any property except for the Platform Use Agreement and the disposition of certain Non-Integral Modifications (as such term is defined in the Platform Use Agreement) pursuant to Section 9.3 of the Platform Use Agreement.

Section 6.13 Environmental Matters. The Borrower will not cause or permit any of the Properties to be in violation of any Environmental Laws, or do anything or permit anything to be done which will subject the Properties to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws except in compliance with applicable Environmental Laws in all material respects and except for Releases of Hazardous Materials in the ordinary course of business that could not reasonably be expected to result in a material claim or liability pursuant to applicable Environmental Laws.

Section 6.14 Regulation of Pipeline. The Borrower will not, and will not allow any other Person to, take any action that could reasonably be expected to result in any of the Properties being subject to the Interstate Commerce Act, the Natural Gas Act or regulation by the Federal Energy Regulatory Commission or any similar state or local Governmental Authority, other than the provisions relating to non-discrimination, fair treatment of third party entities and similar provisions of the Outer Continental Shelf Lands Act.

Section 6.15 Transactions with Affiliates. Except for the Transaction Documents and the transactions they contemplate, the Borrower will not enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with Titan Holdco, ATP or any of its Affiliates without the prior written consent of the Majority Lenders.

Section 6.16 Equity Interests. The Borrower will not create or acquire any Subsidiary, acquire any Equity Interests in any other Person or issue any new Equity Interests ; provided that the Borrower may issue additional Equity Interests so long as (a) no Change in Control shall occur as a result of the issuance of the Equity Interests, (b) the holder of such Equity Interests is a Person to whom the Lenders would be permitted by law to make the Loans described in this Agreement, (c) the holder enters into a Pledge Agreement in substantially the form of Exhibit C-3 granting the Agent (on behalf of the Lenders) a first-priority Lien on such Equity Interests, (d) the holder delivers a certificate or certificates evidencing such Equity Interests together with blank transfer powers duly executed by the holder, each in form and substance satisfactory to the Agent in its sole discretion, and (e) the holder, at its sole cost and expense, provides an opinion of counsel to the Agent in form and substance satisfactory to the Agent in its sole discretion.

Section 6.17 Limitation on Accounts. The Borrower shall not maintain any accounts other than as permitted under the Security Agreement.

Section 6.18 Hedging Agreements. The Borrower will not enter into any swap agreements, option contracts, synthetic option contracts, futures contracts, options on futures contracts, spot or forward contracts, caps, floors, collars, or any other derivative transaction or hedging arrangement of any type or nature whatsoever, whether related to interest rates, commodity prices or other matters.

Section 6.19 Use of the Properties. The Borrower will not, and will not allow any other Person to, (a) use the Properties in a manner that is improper, dangerous, or otherwise not in compliance with Prudent Industry Practice or (b) move the ATP Titan from its present location except as movement is permitted under the terms of the Platform Use Agreement. The Borrower will not permit any Person to use the Properties other than ATP pursuant to the Platform Use Agreement.

Section 6.20 Operative Documents. Without the prior written consent of the Agent, the Borrower will not (a) amend, waive any material rights under, or terminate any Operative Document or (b) exercise any material approval or consent right under any Operative Document.

Section 6.21 Negative Pledge Agreements. The Borrower will not create, incur, assume or suffer to exist any contract, agreement or understanding (other than the Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of the Properties in favor of the Agent and the Lenders or which requires the consent of or notice to other Persons in connection therewith.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of or interest on any Loan or any fee or any other amount payable under any Transaction Document, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise and such failure shall continue unremedied for a period of five days or more;

(b) any representation or warranty made by Borrower in this Agreement or by Titan Holdco, ATP or any other party to a Transaction Document in or in connection with any Transaction Document or any amendment, modification or waiver under any Transaction Document or in any certificate or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document, or any amendment, modification or waiver relating to them, in each case other than those described in Section 7.01(c), shall prove to have been incorrect in any material respect when made;

(c) the representations and warranties made by or on behalf of the Borrower in Section 4.07(a), or by Titan Holdco, ATP or any other party to a Transaction Document in any report or financial statement furnished pursuant to or in connection with any Transaction

Document, or any amendment, modification or waiver related to the foregoing, shall prove to have been incorrect in any material respect when made, and such failure to be correct shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Agent to the Borrower and (ii) the Borrower gaining knowledge of that failure; provided, however, that this 30-day period shall be extended, but in no event to beyond 120 days, (A) if that failure could not reasonably have been cured within that 30-day period, (B) if before the expiration of that 30-day period, the Borrower delivers to the Agent a plan to remedy that failure, (C) as long as it is likely that the Borrower can remedy that failure within that period as extended and (D) as long as the Borrower is diligently pursuing that remedy;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03, Section 5.04, Section 5.08, Section 5.09 (other than a failure to comply with the first sentence of that section), Section 5.10 (to the extent that the failure to observe or perform the covenant, condition or agreement under Section 5.10 would allow any Governmental Authority to enjoin or otherwise interfere with the ownership, location, use, operation or maintenance of the Properties as contemplated by the Transaction Documents), Section 5.15 or in Article VI (other than Section 6.13, Section 6.19(a), and with respect to Section 6.02, other that any such failure arising from one or more Liens in an aggregate amount less than $5,000,000);

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those that would constitute an Event of Default under Section 7.01(a) or Section 7.01(d)), and such failure to perform shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer of the Borrower otherwise becoming aware of the failure; provided, however, that, except in the case of a failure to perform under Section 5.05(a), Section 5.11(b) and (c) or Section 5.13, this 30-day period shall be extended, but in no event to beyond 120 days, (A) if that failure could not reasonably have been cured within that 30-day period, (B) if before the expiration of that 30-day period, the Borrower delivers to the Agent a plan to remedy that failure, (C) as long as it is likely that the Borrower can remedy that failure within that period as extended and (D) as long as the Borrower is diligently pursuing that remedy;

(f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Specified Debt, when and as the same shall become due and payable;

(g) any event or condition occurs that (i) enables or permits the holder or holders of any Specified Debt or any trustee or agent on its or their behalf to cause any Specified Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower to make an offer in respect thereof and is not cured within 30 days of the Borrower gaining knowledge or receiving notice of that event or condition or (ii) results in any Specified Debt becoming due prior to its scheduled maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any holder of Equity Interests of the Borrower shall make any request or take any action for the purpose of calling a meeting of the holders of Equity Interests of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs;

(j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) the Borrower shall fail to pay one or more final judgments aggregating in excess of $10,000,000 (to the extent not covered by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of each such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect or (ii) any one or more non-monetary judgments shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(l) any of the Transaction Documents shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any party to those agreements or shall be repudiated by any party thereto, or cease to create a valid and perfected Lien of the priority required thereby on any material portion of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any party to a Transaction Document shall so state in writing;

(m) an “Event of Default” shall have occurred as defined in the Platform Use Agreement or the Pledge Agreement, or ATP, Titan Holdco or any of their Affiliates fail to perform any covenant, agreement or obligation under the Contribution Agreement or any other Transaction Document to which it is a party, subject to any applicable grace period;

(n) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and/or its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(o) a Material Adverse Effect shall occur and be continuing and, to the extent the Material Adverse Effect can be cured, the Borrower shall have failed to cure the Material Adverse Effect and at least 30 days have lapsed after notice of the Material Adverse Effect from the Agent to the Borrower; provided, however, that this 30-day period shall be extended, but in no event to beyond 120 days, (i) if that failure could not reasonably have been cured within that 30-day period, (ii) if before the expiration of that 30-day period, the Borrower delivers to the Agent a plan to remedy that failure, (iii) as long as it is likely that the Borrower can remedy that failure within that period as extended and (iv) as long as the Borrower is diligently pursuing that remedy; or

(p) with respect to the items described in Section 4.4(b), (c) and (d) of the Contribution Agreement, (i) the application for any such item shall be withdrawn (and not immediately resubmitted) or denied, (ii) the granting of any such item shall be conditioned on items requiring the expenditure of material additional sums or material changes in operations of Borrower or ATP, which condition, in the reasonable judgment of the Agent, is not likely to be achieved within a reasonable time and any time period required for the condition to be fulfilled, (iii) ATP is not diligently pursuing any such item or the fulfillment of any such condition , or (iv) the failure to have obtained the item is likely to interfere materially with the ownership, possession, use or operation of the assets that are covered by the item or any other material portion of the Titan Assets (A) as contemplated by this Agreement and by the Platform Use Agreement or (B) in accordance with Applicable Law.

Section 7.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 7.01(h), Section 7.01(i) or Section 7.01(j) at any time thereafter during the continuance of such Event of Default, the Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions (without limiting the Agent’s and the Lenders’ rights under Section 7.02(b)), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of an Event of Default described in Section 7.01(h), Section 7.01(i) or Section 7.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any notice or cure period provided for in this Agreement or any other Loan Document shall run concurrently with any notice or cure period provided for under Applicable Law.

(b) In the case of the occurrence of an Event of Default, the Agent and the Lenders will have all other rights and remedies available at Law and equity subject to the applicable terms of the Security Documents.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans; and

(v) fifth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Law.

ARTICLE VIII

THE AGENT

Section 8.01 Appointment; Powers. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Transaction Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Duties and Obligations of Agent. The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Transaction Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 8.03, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (t) any statement, warranty or representation made in or in connection with this Agreement or any Transaction Document, (u) the contents of any certificate, report or other document delivered under this Agreement or under any other Transaction Document or in connection herewith or therewith, (v) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or in any other Transaction Document, (w) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, (x) the satisfaction of any condition set forth in Article III or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent or as to those conditions precedent expressly required to be to the Agent’s satisfaction, (y) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other obligor or guarantor, or (z) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations under this Agreement or under any Transaction Document or the performance or observance of any covenants, agreements or other terms or conditions set forth in this Agreement or in that other Transaction Document.

Section 8.03 Action by Agent. The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement or by the other Transaction Documents that the Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and in all cases the Agent shall be fully justified in failing or refusing to act under this Agreement or under any other Transaction Document unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses that may be incurred by it by reason of taking or continuing to take any such action. The instructions and any action taken or failure to act pursuant to them by the Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Agent shall take such action with respect to the Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 8.03, provided, however, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Agent be required to take any action that exposes the Agent to personal liability or which is contrary to this Agreement, the Transaction Documents or Applicable Law. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Transaction Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 8.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying on the foregoing, and each of the Borrower and the Lenders hereby waives the right to dispute the Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Agent, BUT INCLUDING ORDINARY NEGLIGENCE. The Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may deem and treat the payee of any Note as holder for all purposes unless and until a notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

Section 8.05 Sub-agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for in this Agreement as well as activities as Agent.

Section 8.06 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 8.06, the Agent may resign at any time by notifying the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the consent of the Borrower (so long as no Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld, to appoint a successor; provided, however, that the consent of the Borrower shall not be required if the successor Agent is an Affiliate of the resigning Agent or a Lender. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as Agent by a successor, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and the successor. After the Agent’s resignation, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of the retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 8.07 Agent as a Lender. Each Person serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Affiliates as if it were not the Agent.

Section 8.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Transaction Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document, any related agreement or any document furnished under any of the foregoing. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Transaction Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under the Transaction Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) that may come into the possession of the Agent or its Affiliates. In this regard, each Lender acknowledges that Skadden, Arps, Slate, Meagher & Flom LLP, the Agent’s and Lenders’ corporate counsel and other special counsel to the Agent are acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Transaction Document. Each other party to the Transaction Documents will consult with its own legal counsel to the extent that it deems necessary in connection with the Transaction Documents and the matters they contemplate.

Section 8.09 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan shall then be due and payable or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Agent (including any claim for the compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Section 9.03) allowed in such judicial proceeding, and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same,

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make those payments to the Agent and, in the event that the Agent shall consent to the making of those payments directly to the Lenders, to pay to the Agent any amount due for the compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 9.03. Nothing contained in the Transaction Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10 Authority of Agent to Release Collateral and Liens. Each Lender hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of property to the extent that the sale or other disposition is permitted by the terms of Section 6.12 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b)), all notices and other communications provided for in the Loan Documents shall be in writing and shall be delivered by hand or overnight courier service or sent by facsimile transmission to it as follows:

(i) If to the Borrower, at:

ATP Titan LLC

c/o ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Attention: Leland E. Tate, President

Facsimile: (713) 622-5101

with a copy to:

Andrews Kurth LLP

600 Travis St., Suite 4200

Houston, Texas 77002

Attention: Thomas J. Perich

Facsimile: (713) 238-7175

(ii) If to the Agent, at:

CLMG Corp.

6000 Legacy Drive

Plano, Texas 75024

Attn: James Erwin and Stephen Costas

Facsimile: (469) 467-5550

and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, Texas 77002

Attention: John C. Ale

Facsimile: (713) 655-5200

(iii) If to a Lender at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided, however, that the foregoing shall apply to notices pursuant to

Article II only if otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Any party to the Loan Documents may change its address or telecopy number for notices and other communications under by notice to the other parties to the Loan Documents. All notices and other communications given to any party to the Loan Documents in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments.

(a) No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce any such right, power or privilege, under any of the Loan Documents shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude its subsequent or further exercise or the exercise of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower from their provisions shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then the waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of the Default at the time.

(b) Neither any Transaction Document nor any provision of any Transaction Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Agent with the consent of the Majority Lenders; provided, however, that no such agreement shall (1) reduce the principal amount of any Loan or reduce the rate of interest on it, or reduce any fees payable under the Loan Documents, or reduce any other Obligations under any Loan Document, without the written consent of each Lender affected, (2) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or any interest on it, or any fees payable under the Loan Document, or any other Obligations under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected, (3) change Section 2.14(b) or Section 2.14(c) in a manner that would alter the pro rata sharing of payments, without the written consent of each Lender, (4) waive or amend Section 2.09(d), Section 2.14 or Section 7.02(c) without the written consent of each Lender, (5) release all or any material portion of the collateral without the written consent of each Lender, or (6) change any of the provisions of this Section 9.02(b) or the definition of “Majority Lenders” or any other provision of the Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights under any Loan Document or make any determination or grant any consent under any Loan Document, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent under any Loan Document without the prior written consent of the Agent.

Section 9.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates prior to or in connection with Closing, including the fees, charges and disbursements of counsel and other outside consultants for the Agent, the travel, photocopy, mailing, courier, telephone and other similar expenses, the cost of insurance, engineering and other due diligence review, the cost of reports to monitor the Properties, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and any amendments, modifications or waivers of or consents related to their provisions (regardless of whether the transactions contemplated by the Transaction Documents shall be consummated), (ii) all reasonable costs, expenses, Taxes, assessments and other charges incurred by the Agent or any Lender prior to or in connection with the Closing in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to in them, (iii) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the fees, charges and disbursements of any counsel for the Agent, in connection with any amendment, waiver, consent or similar event in connection with this Agreement or any other Transaction Document and (iv) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Transaction Document, including its rights under this Section 9.03, or in connection with the Loans made, including, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) THE BORROWER SHALL INDEMNIFY THE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED BY THEM, THE PERFORMANCE BY THE PARTIES TO ANY TRANSACTION DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS UNDER

THE TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, (ii) THE FAILURE OF THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES TO COMPLY WITH THE TERMS OF ANY TRANSACTION DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY LAW, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES SET FORTH IN ANY OF THE TRANSACTION DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION WITH THEM, (iv) ANY LOAN OR THE USE OF THE PROCEEDS FROM THE LOANS, (v) ANY OTHER ASPECT OF THE TRANSACTION DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE PROPERTIES OR OPERATIONS, INCLUDING THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON, AT OR FROM ANY OF ITS PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER, TITAN HOLDCO OR ATP OR ANY OF ITS AFFILIATES, (x) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, TITAN HOLDCO, ATP OR ANY OF ITS AFFILIATES, (xi) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE TRANSACTION DOCUMENTS, OR (xii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY TO THIS AGREEMENT. THIS INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED, HOWEVER, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTICULAR INDEMNITEE.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under Section 9.03(a) or (b), each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of the unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such; provided, however, that if the Agent recovers any unreimbursed amounts from the Borrower after payment by the Lenders as provided for above, then the Agent pay each Lender its Applicable Percentage of the recovered amount (net of the costs and expenses of the Agent).

(d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, NONE OF THE LENDERS, THE AGENT OR ANY INDEMNITEE SHALL BE LIABLE TO ANY PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THEIR RESPECTIVE ACTIVITIES RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS, THE LOANS, OR OTHERWISE IN CONNECTION WITH THE FOREGOING; PROVIDED, HOWEVER, THAT DAMAGES THAT AN INDEMNITEE OWES TO A THIRD PARTY SHALL BE DEEMED TO BE ACTUAL AND DIRECT DAMAGES. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT NONE OF THE LENDERS, THE AGENT OR ANY INDEMNITEE SHALL BE SUBJECT TO ANY EQUITABLE REMEDY OR RELIEF, INCLUDING SPECIFIC PERFORMANCE OR INJUNCTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS.

(e) All amounts due under this Section 9.03 shall be payable not later than five Business Days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by this Agreement. The Borrower may not assign or otherwise transfer any of its rights or obligations under any of the Transaction Documents without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties to this Agreement, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent the Agent, provided, however, that no consent of the Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender immediately prior to giving effect to the assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) unless the Agent agrees otherwise, the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not already a Lender, shall deliver to the Agent an Administrative Questionnaire;

(E) the assignee is not a Prohibited Transferee unless, at the time, the assignor is being required by Applicable Law to dispose of its Loans or if Lender reasonably determines that it should sell some or all of its Loans in response to a Governmental Authority; provided that an assigning Lender shall give Borrower at least 180 days’ advance notice of any assignment to a Prohibited Transferee, but if on or before the date the assignment is to occur Borrower so elects by notice to the assigning Lender, Borrower may require the assigning Lender to assign and delegate the portion of those Loans the assigning Lender proposes to sell to an assignee as provided in Section 2.18(b) as if the circumstances in Section 2.18(b) applied.

(iii) Subject to Section 9.04(b)(iv) and the acceptance and recording of the Assignment and Assumption, from and after the effective date specified in an Assignment and Assumption the assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by the Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party to this Agreement but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by that Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender), the processing and recordation fee referred to in Section 9.04(b)(ii)(C) and any written consent to the assignment required by Section 9.04(a), the Agent shall accept the Assignment and Assumption and record the information contained in it in the Register. An assignment shall be effective for purposes of this Agreement only if and when it has been recorded in the Register as provided in Section 9.04(b)(iv).

(c) (i) Without the consent of the Borrower or the Agent, any Lender may, sell participations to one or more banks or other persons (a “Participant”) in all or a portion of that Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties to this Agreement for the performance of those obligations and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that the agreement or instrument may provide that, without the consent of the Participant, the Lender will not agree to any amendment, modification or waiver described in the proviso to Section 9.02 that affects that Participant. In addition such an agreement must provide that the Participant be bound by the provisions of Section 9.03. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 2.13 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(a). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that the Participant agrees to be subject to Section 2.14(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to the Participant, unless the sale of the participation to the Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 2.17 only if the Borrower is notified of the participation sold to the Participant and the Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(d) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Federal Home Loan Bank, and this Section 9.04(d) shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party to this Agreement.

(e) Notwithstanding any other provisions of this Section 9.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” Laws of any state.

Section 9.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower in the Transaction Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties to this Agreement and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan is made, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.12, Section 2.13, Section 2.17, Section 7.02, Article VIII and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Transaction Documents, the repayment of the Loans and the Commitments or the termination of this Agreement, any other Transaction Document or any of their provisions.

(b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy Law, common law or equitable cause, then to that extent, the Obligations so satisfied shall be revived and continue as if the payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such an event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be requested by the Agent and the Lenders to effect the reinstatement.

Section 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties to this Agreement on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter of the Loan Documents and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter of the Loan Documents. This Agreement and the other Loan Documents represent the final agreement among the parties to the Loan Documents and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts that, when taken together, bear the signatures of each of the other parties to this Agreement, and thereafter shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of the Loan Documents; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate that provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations of whatsoever kind at any time owing by that Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower owed to that Lender now or subsequently existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although those obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 9.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) EXCEPT TO THE EXTENT (IF ANY) PROVIDED OTHERWISE IN A PARTICULAR LOAN DOCUMENT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE THAT LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT, IF AT ALL, IN THE COURTS OF THE STATE OF TEXAS IN AND FOR DALLAS COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THOSE COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT NOW OR SUBSEQUENTLY MAY HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. IN THE CASE OF THE BORROWER ONLY, THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER THE BORROWER IN ANY OTHER COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE COURTS SPECIFIED ABOVE IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 9.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 9.01 (OR ITS ASSIGNMENT AND ASSUMPTION), WHICH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER MAILING. THIS SECTION 9.09(c) SHALL NOT AFFECT THE RIGHT OF A PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY APPROPRIATE JURISDICTION.

(d) EACH PARTY TO THIS AGREEMENT HEREBY (i) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM IN ANY SUCH PROCEEDING; (ii) CERTIFIES THAT NO PARTY TO THIS AGREEMENT OR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.09, AND (iv) ACKNOWLEDGES THAT THIS SECTION 9.09 WAS NEGOTIATED BY IT AND THAT ITS COUNSEL HAS HAD AN OPPORTUNITY TO REVIEW THIS AGREEMENT.

Section 9.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.11 Interest Rate Limitation. It is the intention of the parties to this Agreement that each Lender shall conform strictly to usury Laws applicable to it. Accordingly, if the transactions contemplated by the Transaction Documents would be usurious as to any Lender under Applicable Law (including the Laws of the United States of America and the State of Nevada or any other jurisdiction whose Laws may be mandatorily applicable that Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Transaction Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under Law applicable to any Lender that is contracted for, taken, reserved, charged or received by that Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by that Applicable Law, and any excess shall be canceled automatically and if previously paid shall be credited by that Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by that Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated due to any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then any consideration that constitutes interest under Applicable Law may never include more than the maximum amount allowed by that Applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by a particular Lender as of the date of acceleration or prepayment and, if previously paid, shall be credited by that Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by that Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due under the Transaction Documents shall, to the extent permitted by Law applicable to that Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans does not exceed the maximum amount allowed by that Applicable Law. If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.11 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to that Lender computed at the Highest Lawful Rate applicable to that Lender, then the amount of interest payable to that Lender in respect of the subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to that Lender until the total amount of interest payable to that Lender shall equal the total amount of interest which would have been payable to that Lender if the total amount of interest had been computed without giving effect to this Section 9.11.

Section 9.12 EXCULPATION PROVISIONS. EACH OF THE PARTIES TO THIS AGREEMENT SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTIONS AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH THAT LIABILITY. EACH PARTY TO THIS AGREEMENT AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 9.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans are solely for the benefit of the Borrower, and no other Person (including any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges under any Loan Document against the Agent or any Lender for any reason whatsoever. Except for indemnities and waivers of the Borrower in this Article IX, there are no third party beneficiaries.

Section 9.14 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow that Lender to identify the Borrower in accordance with the Act.

Section 9.15 Non-Recourse to Affiliates. Notwithstanding any other provision of the Loan Documents there shall be no recourse whatsoever against ATP or any of its Affiliates (except for the Borrower), or the stockholders or other owners, officers, directors or employees of any of them (each, a “Non-Recourse Party”), for any liability to (including such liability as may arise by operation of Law), or other claim of the Agent or the Lenders arising out of, relating to or in connection with this Agreement or the other Loan Documents or any breach or default under those agreements, and the Agent and the Lenders shall look solely to the Borrower (but not to any Non-Recourse Party) and the property and assets subject to the Liens of the Security Documents and the other assets (if any) of the Borrower in enforcing rights, remedies and obligations under and in connection with the Loan Documents. As a material consideration of the Borrower executing the Loan Documents and without limiting the first sentence of this Section 9.15, the Agent and the Lenders expressly waive recourse against any entity other than the Borrower with respect to the Borrower’s obligations under the Loan Documents, including this Agreement, the Notes, the Mortgage, and the Security Agreement, and the Agent and the Lenders expressly waive recourse against any other entity. Notwithstanding anything to the contrary contained in the foregoing, it is expressly understood and agreed that nothing contained in this Section 9.15 shall be deemed to (a) constitute a waiver, release or discharge of (i) any of the obligations of the Borrower, or (ii) any obligations of a Non-Recourse Party under any express terms, covenants, conditions, or provisions of any Transaction Document to which it is a party, and the same shall continue until fully paid, discharged, observed, or performed in accordance with such Transaction Document, including, upon the exercise of any remedies available to the Agent under the Security Documents upon an Event of Default under this Agreement, any obligations of that Non-Recourse Party to the Agent to the extent that such Agent has succeeded to the contractual rights or remedies of the Borrower against that Non-Recourse Party under the relevant Transaction Document, (b) limit or restrict any right or remedy of the Agent or the Lenders with respect to, and each Non-Recourse Party shall remain fully liable to the extent that such Non-Recourse Party would otherwise be liable for its own actions with respect to, any fraud, willful misconduct, gross negligence or willful misrepresentation; (c) limit in any respect the enforceability against ATP, its Affiliates or any other Person, including any Non-Recourse Party, of the Transaction Documents to which it is a party in accordance with the express terms thereof, including, upon the exercise of any remedies available to the Agent under the Security Documents upon an Event of Default under this Agreement, by an Agent against such Non-Recourse Party or such other Person to the extent that such Agent has succeeded to the contractual rights or remedies of the Borrower against that

Non-Recourse Party under the relevant Transaction Document; or (d) release any legal consultant in its capacity as such from liability on account of any legal opinion rendered in connection with the transactions contemplated hereby, whether before or after the exercise of any right or remedy under the Security Documents or the Consent and Acknowledgment executed by ATP, including any foreclosure or other transfer of the rights under such Transaction Document.

Section 9.16 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any self-regulatory authority, (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.16, “Information” means all information received from the Borrower or any Affiliate relating to the Borrower or any Affiliate and their businesses, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Affiliate; provided that, in the case of information received from the Borrower or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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The parties to this Agreement have caused this Agreement to be duly executed as of the day and year first above written.

ATP TITAN LLC,
as the Borrower

By:
Name:
Title:

CLMG CORP.,
as Agent

By:
Name:
Title:

BEAL BANK NEVADA,
as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Agreement]